Exhibit 10.1

PORTER BANCORP, INC.
NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PROGRAM

1.            PURPOSE

This Non-Employee Director Stock Incentive Program (this “Program”) is established by the Board of Directors pursuant to the authority granted under Section 3 of the Porter Bancorp 2016 Stock Option and Incentive Compensation Plan.

The purpose of this Program is to advance the interests of Porter Bancorp, Inc. ("Company") and its subsidiaries, by providing non-employee directors of the Company and its principal subsidiary, PBI Bank, Inc. with an ownership interest in the Company.  This Program is also intended to enhance the Company's ability to attract and retain persons of outstanding ability to serve as directors of the Company and the Bank.

2.            DEFINITIONS AND CONSTRUCTION

2.1            Definitions.  Capitalized terms not defined in this Program shall have the meanings set forth in the Plan.  In addition, as used in this Program, terms defined parenthetically immediately after their use shall have the respective meanings provided by such definitions, and the terms set forth below shall have the following meanings:

(a)            “2006 Director Plan” shall mean the Porter Bancorp, Inc. Non-Employee Director Stock Incentive Plan (as amended and restated as of March 26, 2014).

(b)            "Award" or "Restricted Stock Award" shall mean a Stock Award of Restricted Stock under Section 9 of the Plan.

(c)            "Award Date" shall mean the first business day of the first calendar month after the date of the Company’s annual meeting of shareholders.

(d)            "Director" shall mean a member of the board of directors of the Company who is not an employee of the Company or the Bank.

(e)            "Plan" shall mean the Porter Bancorp 2016 Omnibus Equity Compensation Plan, as it may be amended from time to time.

(f)            "Restriction Period" shall mean the period of time from the Grant Date of a Restricted Stock Award to the date when the restrictions placed on the Award in the Award Agreement lapse.

(g)            "Restricted Stock" shall mean Company Stock awarded under Section 9 of the Plan, subject to a Restriction Period and/or condition which, if not satisfied, may result in the complete or partial forfeiture of such Company Stock.

2.2            Construction.  Awards granted under this Program shall be granted pursuant to the Plan, and any terms or conditions not addressed by this Program shall be governed by the terms of the Plan.

3.            ADMINISTRATION

The Plan is designed to operate automatically and not require administration.  However, to the extent administration is required, it shall be administered by the Board of Directors in accordance with Section 3 of the Plan.  The Board may delegate its authority to the extent permitted by law, the Plan, Rule 16b-3 promulgated under the Exchange Act, and the rules of the NASDAQ Stock Market.

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4.            AWARDS

4.1            Automatic Grant of Awards.  Subject to the terms and provisions of this Program:

(a)            No Restricted Stock shall be awarded under this Program on any Award Date on which a Director receives the full amount of an award to which the Director was entitled under the 2006 Director Plan.

(b)            On the first Award Date on which insufficient shares remain available for issuance under the 2006 Director Plan to award the full amount of the Awards to which Directors are entitled under the 2006 Director Plan, each Director shall automatically receive a Restricted Stock Award equal to $25,000 divided by the Fair Market Value on the Award Date, less the number of Shares received as a Restricted Stock Award under the 2006 Director Plan on the Award Date; and

(c)            On each Award Date thereafter, each Director shall automatically receive a Restricted Stock Award equal to $25,000 divided by the Fair Market Value on the Award Date.

(d)            This Program shall serve as the written statement of the terms and conditions of Restricted Stock Awards contemplated by Section 4 of the Plan, and no separate Grant Agreement shall be required.

4.2          Expiration of Restriction Period.  Subject to acceleration of vesting, as provided in Section __ below, the Restriction Period for each Award shall end, and the Award shall vest in its entirety on December 31 of the calendar year in which the Award Date occurs; provided, however, that the Director continues to serve in such capacity as of the applicable vesting date.  At the expiration of the Restriction Period, the Company shall deliver any certificates evidencing the Stock to the Director.

4.3            Rights and Limitations During Restriction Period.  Subject to the terms and conditions of the Award Agreement, a Director to whom Restricted Stock has been awarded shall have the right to receive dividends thereon during the Restricted Period and to enjoy all other stockholder rights with respect thereto, except that (i) the Company shall retain custody of any certificates evidencing the Restricted Stock during the Restricted Period, and (ii) the Director may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restricted Period.

4.4            Acceleration of Vesting.  The Restriction Period for Restricted Stock shall immediately end upon a Director’s death or Disability, or in the event of a Change of Control.

4.5            Termination of Service.  If a Director's service ends during the Restriction Period for any reason other than death, Disability, or a Change of Control, the Director's rights to the Shares subject to the Restricted Stock Award shall be forfeited and all such Shares shall immediately be surrendered to the Company.

4.6            Restriction on Transfer.  No Restricted Stock Award shall be transferable other than by will or the laws of descent and distribution until the Restriction Period shall have ended and a certificate evidencing the Director's ownership of the Company Stock free of restrictions has been issued. Any attempt by a Director to sell, transfer, pledge, assign or otherwise dispose of Restricted Stock during the Restriction Period shall cause immediate forfeiture of the Award.

5.            AMENDMENT, MODIFICATION, AND TERMINATION.

The Board may amend, modify or terminate this Program at any time.  No amendment, modification or termination of this Program or the Plan shall in any manner adversely affect any outstanding Restricted Stock Award without the written consent of the Director.

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